Exhibit 99.1

Astec Industries, Inc.

NEWS RELEASE
1725 Shepherd Rd. - Chattanooga, TN 37421 - Phone (423) 899-5898 - Fax (423) 899-4456

ASTEC INDUSTRIES REPORTS THIRD QUARTER 2017 RESULTS

CHATTANOOGA, Tenn. (October 24, 2017) - Astec Industries, Inc. (Nasdaq:  ASTE) today reported results for their third quarter and nine months ended September 30, 2017.

Net sales for the third quarter of 2017 were $252.1 million compared to $247.8 million for the third quarter of 2016, a 1.7% increase. Domestic sales decreased 1.7% to $196.5 million for the third quarter of 2017 from $199.9 million for the third quarter of 2016.  International sales were $55.6 million for the third quarter of 2017 compared to $47.9 million for the third quarter of 2016, an increase of 16.0%.

The net loss for the third quarter of 2017 was $2.7 million, or $0.12 per share, compared to earnings of $6.8 million, or $0.30 per diluted share, for the third quarter of 2016, a decrease of 140.0% per diluted share.  As previously announced, the company initiated significant design upgrades to its customers' Georgia and Arkansas wood pellet plants to meet full production rates, which negatively impacted earnings per share by approximately $0.59 during the third quarter of 2017.

Net sales for the first nine months of 2017 were $872.4 million compared to $820.9 million for the first nine months of 2016, a 6.3% increase.  Domestic sales increased 1.6% to $686.9 million for the first nine months of 2017 from $676.3 million for the first nine months of 2016.  International sales were $185.5 million for the first nine months of 2017 compared to $144.6 million for the first nine months of 2016, an increase of 28.3%.

Earnings for the first nine months of 2017 were $26.9 million, or $1.16 per diluted share, compared to $42.8 million, or $1.85 per diluted share, for the first nine months of 2016, a decrease of 37.3% per diluted share.

The Company's backlog at September 30, 2017 was $385.5 million compared to $389.3 million at September 30, 2016, a decrease of $3.8 million or 1.0%.  Domestic backlog decreased 4.9% to $309.5 million at September 30, 2017 from $325.6 million at September 30, 2016.  The international backlog at September 30, 2017 was $76.0 million compared to $63.7 million at September 30, 2016, an increase of 19.3%.  Excluding pellet plant backlogs, the Company's September 30, 2017 backlog increased $61.1 million, or 24.8%, compared to September 30, 2016.

Consolidated financial information for the third quarter and nine months ended September 30, 2017 and additional information related to segment revenues and profits are attached as addenda to this press release.

Commenting on the announcement, Benjamin G. Brock, Chief Executive Officer, stated, "During the quarter, we executed well across the business driving earnings in line with our expectations, and adjusting for the previously announced pellet plant investment costs, improved gross margin performance year-over-year. Our backlog increased $61.1 million, again excluding the impact of the wood pellet plant investment, versus last year, which witnessed growth both domestically and internationally.  Domestically, we continue to experience a good market for our products primarily due to the federal highway bill and other state and local level funding mechanisms.  Internationally, our strategy of keeping our sales and service structure in place has allowed us to earn orders driven by pent up demand as global market conditions improve."

Mr. Brock concluded, "While we exited the third quarter with a strong backlog, product mix and contracted delivery schedules have tempered our expectations for the fourth quarter.  We believe that we still have a good opportunity to drive slight year-over-year sales growth for 2017; however, our originally anticipated uptick in sales and earnings growth during the fourth quarter will be pushed into 2018.  Sequentially, we expect earnings in the fourth quarter of 2017 will be slightly below this quarter's earnings, adjusting for the wood pellet investment.  As we look to 2018, we are very optimistic on our outlook given our backlog, quote activity and conversations with our customers."

Investor Conference Call and Web Simulcast
Astec will conduct a conference call on Tuesday, October 24, 2017 at 10:00 A.M. Eastern Time to review its third quarter results as well as current business conditions.  The number to call for this interactive teleconference is (877) 407-9210.  International callers should dial (201) 689-8049.   Please reference Astec Industries.

The Company will also provide an online Web simulcast and rebroadcast of the conference call.  The live broadcast of Astec's conference call will be available online at the Company's website:  www.astecindustries.com/conferencecalls. An archived webcast will be available for 90 days at www.astecindustries.com.

A replay of the conference call will be available through midnight on Tuesday, November 7, 2017 by dialing (877) 481-4010, or (919) 882-2331 for international callers, Conference ID #21299.  A transcript of the conference call will be made available under the Investor Relations section of the Astec Industries, Inc. website within 5 business days after the call.

Astec Industries, Inc. is a manufacturer of specialized equipment for asphalt road building; aggregate processing; oil, gas and water well drilling; and wood processing.  Astec's manufacturing operations are divided into three primary business segments:  road building, wood pellet production and related equipment (Infrastructure Group); aggregate processing and mining equipment (Aggregate and Mining Group); and equipment for the extraction and production of fuels, biomass production, and water drilling equipment (Energy Group).

The information contained in this press release contains "forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of 1995) regarding the future performance of the Company, including statements about the effects on the Company from the federal highway bill, its backlog, the strong U.S. Dollar and global market conditions.  These forward-looking statements reflect management's expectations and are based upon currently available information, and the Company undertakes no obligation to update or revise such statements.  These statements are not guarantees of performance and are inherently subject to risks and uncertainties, many of which cannot be predicted or anticipated.  Future events and actual results, financial or otherwise, could differ materially from those expressed in or implied by the forward-looking statements.  Important factors that could cause future events or actual results to differ materially include:  general uncertainty in the economy, oil, gas and liquid asphalt prices, rising steel prices, decreased funding for highway projects, the relative strength/weakness of the dollar to foreign currencies, production capacity, general business conditions in the industry, demand for the Company's products, seasonality and cyclicality in operating results, seasonality of sales volumes or lower than expected sales volumes, lower than expected margins on custom equipment orders, competitive activity, tax rates and the impact of future legislation thereon, and those other factors listed from time to time in the Company's reports filed with the Securities and Exchange Commission, including but not limited to the Company's annual report on Form 10-K for the year ended December 31, 2016.

For Additional Information Contact:
Benjamin G. Brock
Chief Executive Officer
Phone: (423) 867-4210
Fax: (423) 867-4127
E-mail: bbrock@astecindustries.com
or
David C. Silvious
Vice President and Chief Financial Officer
Phone: (423) 899-5898
Fax: (423) 899-4456
E-mail: dsilvious@astecindustries.com
or
Stephen C. Anderson
Vice President, Director of Investor Relations & Corporate Secretary
Phone: (423) 899-5898
Fax: (423) 899-4456
E-mail: sanderson@astecindustries.com

Astec Industries, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	Sept 30	Sept 30
	2017	2016
Assets
Current assets
Cash and cash equivalents	$66,379	$52,474
Investments	1,655	713
Receivables, net	109,693	111,753
Inventories	399,346	399,718
Prepaid expenses and other	32,825	25,909
Total current assets	609,898	590,567
Property and equipment, net	180,703	178,167
Other assets	86,411	93,105
Total assets	$877,012	$861,839
Liabilities and equity
Current liabilities
Accounts payable - trade	$60,107	$53,496
Other current liabilities	117,129	136,710
Total current liabilities	177,236	190,206
Non-current liabilities	24,574	26,702
Total equity	675,202	644,931
Total liabilities and equity	$877,012	$861,839

Astec Industries, Inc.
Condensed Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)

	Three Months Ended Sept 30		Nine Months Ended Sept 30
	2017	2016	2017	2016
Net sales	$252,054	$247,752	$872,364	$820,868
Cost of sales	212,970	192,363	691,985	620,071
Gross profit	39,084	55,389	180,379	200,797
Selling, general, administrative & engineering expenses	45,494	43,950	142,836	132,716
Income (loss) from operations	(6,410)	11,439	37,543	68,081
Interest expense	188	264	638	1,057
Other	1,149	508	2,023	1,443
Income (loss) before income taxes	(5,449)	11,683	38,928	68,467
Income taxes	(2,782)	4,845	12,055	25,694
Net income (loss) attributable to controlling interest	$(2,667)	$6,838	$26,873	$42,773

Earnings per Common Share
Net income (loss) attributable to controlling interest
Basic	$(0.12)	$0.30	$1.17	$1.86
Diluted	$(0.12)	$0.30	$1.16	$1.85

Weighted average common shares outstanding
Basic	23,029	23,001	23,023	22,989
Diluted	23,029	23,145	23,180	23,138

Astec Industries, Inc.
Segment Revenues and Profits
For the three months ended September 30, 2017 and 2016
(in thousands)
(unaudited)
	Infrastructure Group	Aggregate and Mining Group	Energy Group	Corporate	Total
2017 Revenues	98,676	99,474	53,904	-	252,054
2016 Revenues	109,227	85,819	52,706	-	247,752
Change $	(10,551)	13,655	1,198	-	4,302
Change %	(9.7%)	15.9%	2.3%	-	1.7%

2017 Gross Profit	1,773	23,838	13,422	51	39,084
2017 Gross Profit %	1.8%	24.0%	24.9%	-	15.5%
2016 Gross Profit	24,929	20,935	9,473	52	55,389
2016 Gross Profit %	22.8%	24.4%	18.0%	-	22.4%
Change	(23,156)	2,903	3,949	(1)	(16,305)

2017 Profit (Loss)	(12,529)	9,565	4,460	(2,975)	(1,479)
2016 Profit (Loss)	9,858	7,651	805	(11,610)	6,704
Change $	(22,387)	1,914	3,655	8,635	(8,183)
Change %	(227.1%)	25.0%	454.0%	74.4%	(122.1%)

Segment revenues are reported net of intersegment revenues. Segment gross profit is net of profit on intersegment revenues. A reconciliation of total segment profits (losses) to the Company's net income (loss) attributable to controlling interest is as follows (in thousands):

		Three months ended September 30
		2017	2016	Change $
Total profit (loss) for all segments		$(1,479)	$6,704	$(8,183)
Recapture (elimination) of intersegment profit		(1,224)	131	(1,355)
Net loss attributable to non-controlling interest		36	3	33
Net income (loss) attributable to controlling interest		$(2,667)	$6,838	$(9,505)

Astec Industries, Inc.
Segment Revenues and Profits
For the nine months ended September 30, 2017 and 2016
(in thousands)
(unaudited)
	Infrastructure Group	Aggregate and Mining Group	Energy Group	Corporate	Total
2017 Revenues	407,025	307,205	158,134	-	872,364
2016 Revenues	414,817	277,393	128,658	-	820,868
Change $	(7,792)	29,812	29,476	-	51,496
Change %	(1.9%)	10.7%	22.9%	-	6.3%

2017 Gross Profit	66,394	74,652	39,173	160	180,379
2017 Gross Profit %	16.3%	24.3%	24.8%	-	20.7%
2016 Gross Profit	101,349	72,224	27,069	155	200,797
2016 Gross Profit %	24.4%	26.0%	21.0%	-	24.5%
Change	(34,955)	2,428	12,104	5	(20,418)

2017 Profit (Loss)	15,545	29,360	10,355	(27,666)	27,594
2016 Profit (Loss)	51,394	28,135	3,237	(40,745)	42,021
Change $	(35,849)	1,225	7,118	13,079	(14,427)
Change %	(69.8%)	4.4%	219.9%	32.1%	(34.3%)

Segment revenues are reported net of intersegment revenues. Segment gross profit is net of profit on intersegment revenues. A reconciliation of total segment profits to the Company's net income attributable to controlling interest is as follows (in thousands):

		Nine months ended September 30
		2017	2016	Change $
Total profit for all segments		$27,594	$42,021	$(14,427)
Recapture (elimination) of intersegment profit		(858)	633	(1,491)
Net loss attributable to non-controlling interest		137	119	18
Net income attributable to controlling interest		$26,873	$42,773	$(15,900)

Astec Industries, Inc.
Backlog by Segment
September 30, 2017 and 2016
(in thousands)
(unaudited)
	Infrastructure Group	Aggregate and Mining Group	Energy Group	Total
2017 Backlog	248,893	74,625	61,936	385,454
2016 Backlog	286,895	61,409	40,956	389,260
Change $	(38,002)	13,216	20,980	(3,806)
Change %	(13.2%)	21.5%	51.2%	(1.0%)